FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2012 FOURTH QUARTER AND RECORD

YEAR-END RESULTS

Announces 50% Increase in Cash Dividend

New York, New York, March 12, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Compared to Fourth Quarter 2011:

•	Net sales decreased 6.4% to $176.9 million from $189.1 million; at comparable foreign currency exchange rates, net sales declined 7.7%;
•	European-based operations generated sales of $152.4 million, down 10.1% from $169.6 million;
•	Sales by U.S.-based operations were $24.5 million, up 25.9% from $19.5 million;
•	Gross margin was 63.0% of net sales compared to 61.1%;
•	S, G & A expense as a percentage of sales was 54.6% compared to 55.9%;
•	Gain on termination of the Burberry license was $198.8 million and as a result, operating margin was 119.4% of net sales; after taxes using a 36.1% tax rate and after allocation to the noncontrolling interest (26.77%), the gain attributable to Inter Parfums, Inc. common shareholders’ aggregated $93.0 million. As a result, net income attributable to Inter Parfums, Inc. was $99.6 million and diluted earnings per share were $3.24.

Excluding the gain on the termination of the license, operating margin was 7.4% of net sales, compared to 4.8% of net sales in 2011; net income attributable to Inter Parfums, Inc. was $6.6 million, compared to $4.1 million and diluted earnings per share were $0.21, compared to $0.13.

Net sales for 2012 were a record $654.1 million or 6.3% ahead of $615.2 million in 2011. At comparable foreign currency exchange rates, net sales rose approximately 9.4%. As noted, reported results included a $198.8 million gain related to the termination of the Burberry license. After taxes and after allocation to the noncontrolling interest, the gain attributable to Inter Parfums, Inc. common shareholders’ aggregated $93.0 million. As a result, net income attributable to Inter Parfums, Inc. was $131.1 million or $4.26 per diluted share. Excluding the gain on the termination of license, net income attributable to Inter Parfums, Inc. in 2012 was $38.1 million or $1.24 per diluted share as compared to $32.3 million or $1.05 per diluted share in 2011.

Jean Madar, Chairman & CEO of Inter Parfums, commented, “The past year was highly eventful and productive for our Company. In addition to achieving record sales and earnings in the absence of new major product launches, we added two new license agreements with iconic luxury fashion houses, Karl Lagerfeld and Alfred Dunhill. The addition of these brands is representative of our growth strategy as we move into the next phase of our Company’s evolution.”

Mr. Madar continued, “Our 2012 sales benefitted from strong performances by several of our prestige brands. Notably, Montblanc sales increased 40%, driven by continued momentum of the extremely popular Legend men’s line, our best-selling fragrance for men across our entire prestige portfolio. Jimmy Choo continued to build upon the success of its signature scent with brand sales increasing 26% for the year. Also adding to our growth were sales of Boucheron fragrances during its first full year in our brand portfolio. Sales by U.S. operations benefitted from initial sales under our Anna Sui license, initial sales of travel amenities, plus new product launches and continued global distribution of specialty retail products, especially under the Banana Republic, Gap, and bebe brands.

Inter Parfums, Inc. News Release	Page 2
March 12, 2013

“Looking ahead, we are extremely enthusiastic about our prospects for growth coming from our core brands, recent additions and hopefully new ones that may be added. In 2013 we have a full slate of product launches underway or planned. Flash by Jimmy Choo, Me by Lanvin and Desire by bebe have debuted, and we have new products in the pipeline for Van Cleef & Arpels, Boucheron, and Repetto, plus brand extensions, flankers and special items for the gift giving holiday season. Beyond this year, we are moving forward developing new fragrances for the Karl Lagerfeld and Alfred Dunhill brands for launch in 2014.”

Commenting on both the fourth quarter and full year, Russell Greenberg, Executive Vice President & Chief Financial Officer pointed out, “Over the course of 2012, the strength of the U.S. dollar had a material impact on sales and gross margin as the average dollar/euro exchange rate for the three and twelve months ended December 31, 2012 was 1.30 and 1.28, respectively, compared to 1.35 and 1.39 for the corresponding 2011 periods. Approximately 40% of European-based net sales are denominated in dollars, while corresponding costs are incurred in euro. For the year as a whole, gross margin as a percentage of net sales was flat as the benefit of the weaker euro was offset by sales of certain slow moving products sold at a discount. Selling, general and administrative expense as a percentage of net sales decreased primarily due to reduced promotional and advertising spending as compared to 2011 where there were several major new product launches including the largest product launch in our history for Burberry Body in the fourth quarter. Profitability was also impacted by a $1.8 million goodwill impairment charge related to our Nickel skin care business in 2012 versus 2011’s goodwill impairment charge of $0.8 million.”

Mr. Greenberg continued, “Our business generated cash flows from operating activities of approximately $61 million in 2012. In addition, in December 2012 we received the proceeds from the termination of the Burberry license which aggregated $236 million net of transaction costs and other agreed settlements. We entered the new year with over $367 million in working capital including approximately $307 million in cash and cash equivalents; and we continue to have no long-term debt. This financial strength positions us to execute our growth strategy by creating, producing and distributing new products for our existing brands and by potentially forming strategic alliances with and/or acquiring new brands.”

50% Increase in Cash Dividend

The Board of Directors of Inter Parfums authorized a 50% increase in the annual dividend to $0.48 per share. The next quarterly dividend of $0.12 per share will be paid on April 15, 2013 to shareholders of record on March 29, 2013.

Affirms 2013 Guidance

Mr. Greenberg concluded, “We remain confident in our guidance of $480 million in net sales resulting in net income attributable to Inter Parfums, Inc. in range of $0.90 to $0.92 per diluted share which factors in the impact of the transition agreement with Burberry through March 31, 2013 and the inclusion of Alfred Dunhill come April.” Guidance assumes the dollar remains at current levels.

Inter Parfums, Inc. News Release	Page 3
March 12, 2013

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, March 13, 2013. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld, Repetto, Alfred Dunhill, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
March 12, 2013

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$176,930	$189,088	$654,117	$615,220

Cost of sales	65,396	73,573	246,931	231,746

Gross margin	111,534	115,515	407,186	383,474

Selling, general and administrative expenses	96,609	105,672	325,799	315,698

Gain on termination of license	(198,838)	--	(198,838)	--

Impairment of goodwill	1,811	837	1,811	837
Total operating expenses	(100,418)	106,509	128,772	316,535
Income from operations	211,952	9,006	278,414	66,939

Other expenses (income):
Interest expense	459	680	1,654	2,197
(Gain) loss on foreign currency	544	(455)	3,128	(1,546)
Interest income	(246)	(158)	(1,133)	(1,105)

	757	67	3,649	(454)

Income before income taxes	211,195	8,939	274,765	67,393

Income taxes	75,217	3,042	97,875	24,444

Net income	135,978	5,897	176,890	42,949

Less: Net income attributable to the noncontrolling interest	36,365	1,779	45,754	10,646
Net income attributable to Inter Parfums, Inc.	$99,613	$4,118	$131,136	$32,303

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$3.25	$0.13	$4.29	$1.06
Diluted	$3.24	$0.13	$4.26	$1.05

Weighted average number of shares outstanding:
Basic	30,615	30,540	30,575	30,515
Diluted	30,772	30,685	30,716	30,678

Dividends declared per share	$0.08	$0.08	$0.32	$0.32

Inter Parfums, Inc. News Release	Page 5
March 12, 2013

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$307,335	$35,856
Accounts receivable, net	149,340	175,223
Inventories	142,614	164,077
Receivables, other	2,534	3,258
Other current assets	5,897	4,258
Income taxes receivable	1,968	1,404
Deferred tax assets	13,132	7,270
Total current assets	622,820	391,346
Equipment and leasehold improvements, net	12,289	14,525
Trademarks, licenses and other intangible assets, net	113,041	105,750
Goodwill	954	2,763
Other asset	10,816	1,650
Total asset	$759,920	$516,034
LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$27,776	$11,826
Current portion of long-term debt	--	4,480
Accounts payable - trade	73,113	112,726
Accrued expenses	68,768	52,042
Income taxes payable	84,030	2,099
Dividends payable	2,453	2,443
Total current liabilities	256,140	185,616
Deferred tax liability	3,799	6,068
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 30,680,634 and 30,541,506 shares at December 31, 2012 and 2011, respectively	31	31
Additional paid-in capital	54,679	50,883
Retained earnings	349,672	228,164
Accumulated other comprehensive income	12,498	7,747
Treasury stock, at cost, 9,976,524 and 10,009,492 common shares at December 31, 2012 and 2011	(35,404)	(34,151)
Total Inter Parfums, Inc. shareholders’ equity	381,476	252,674
Noncontrolling interest	118,505	71,676
Total equity	499,981	324,350
Total liabilities and equity	$759,920	$516,034